                                                                       EXHIBIT 2

================================================================================




                         AGREEMENT AND PLAN OF MERGER



                         Dated as of December 31, 1996



                                     Among



                       PHYSICIAN SUPPORT SYSTEMS, INC.,



                    PSS REVENUE PRODUCTION MANAGEMENT, INC.



                                      and



                      REVENUE PRODUCTION MANAGEMENT, INC.





================================================================================

                               TABLE OF CONTENTS



Introduction..............................................................1


                                  ARTICLE I

                                  The Merger
                                  ----------


SECTION 1.1.    The Merger................................................1
SECTION 1.2.    Closing...................................................1
SECTION 1.3.    Effective Time............................................1
SECTION 1.4.    Effects of the Merger.....................................2
SECTION 1.5.    Certificate of Incorporation and By-Laws..................2
SECTION 1.6.    Directors.................................................2
SECTION 1.7.    Officers..................................................2
SECTION 1.8.    Tax-Free Reorganization...................................2
SECTION 1.9.    Accounting Treatment......................................2


                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates
              --------------------------------------------------


SECTION 2.1. Effect on Capital Stock......................................3

(a)     Capital Stock of Merger Subsidiary................................3
(b)     Cancellation of Treasury Stock and Parent-Owned Stock.............3
(c)     Conversion of Company Common Stock................................3
(d)     Adjustment of Exchange Ratio......................................3

SECTION 2.2. Exchange of Certificates.....................................3

(a)     Parent To Provide Merger Consideration............................3
(b)     Exchange Procedure................................................3
(c)     Distributions with Respect to Unexchanged Shares..................4
(d)     No Further Ownership Rights in Common Stock.......................4
(e)     No Liability......................................................5
(f)     No Fractional Shares..............................................5

                                                                        Page
                                                                        ----

                                  ARTICLE III

                        Representations and Warranties
                        ------------------------------

SECTION 3.1. Representations and Warranties of the Company................5

(a)     Organization, Standing and Power..................................5
(b)     Authority; Binding Agreements.....................................5
(c)     Capitalization; Equity Interests..................................6
(d)     Conflicts; Consents...............................................6
(e)     Financial Information.............................................7
(f)     Absence of Changes................................................8
(g)     Assets, Property and Related Matters; Real Property...............9
(h)     Patents, Trademarks and Similar Rights...........................10
(i)     Insurance........................................................10
(j)     Agreements, Etc..................................................10
(k)     Litigation, Etc..................................................11
(l)     Compliance; Governmental Authorizations .........................11
(m)     Labor Relations; Employees ......................................11
(n)     Accounts Receivable .............................................13
(o)     Customers .......................................................13
(p)     Accounts Payable ................................................13
(q)     Related Party Transactions ......................................13
(r)     Billing and Collection Practices ................................14
(s)     Tax Matters .....................................................14
(t)     Disclosure ......................................................15
(u)     Bank Accounts; Powers-of-Attorney ...............................16
(v)     Accounting Matters ..............................................16
(w)     Brokers .........................................................16

SECTION 3.2. Representations and Warranties by Merger Subsidiary
             and Parent..................................................16

(a)     Organization, Standing and Power ................................16
(b)     Authority; Binding Agreements ...................................16
(c)     Conflicts; Consents .............................................17
(d)     Capitalization ..................................................17
(e)     SEC Documents; Financial Statements; No Undisclosed Liabilities .18
(f)     Absence of Certain Changes or Events ............................18
(g)     Litigation, Etc. ................................................18
(h)     Compliance; Govenmental Authorizations ..........................19
(i)     Accounting Matters ..............................................19
(j)     Billing and Collection Practices ................................19
(k)     Brokers .........................................................19

                                                                        Page
                                                                        ----


                                  ARTICLE IV
                                  ----------

                             Additional Agreements
                             ---------------------


SECTION 4.1. Expenses ...................................................20
SECTION 4.2. Conduct of Business ........................................20
SECTION 4.3. Affiliates .................................................20
SECTION 4.4. Agreements of Parent Affiliates ............................20
SECTION 4.5. Nasdaq .....................................................20
SECTION 4.6. Intentionally Omitted ......................................20
SECTION 4.7. Further Assurances .........................................20
SECTION 4.8. No Shopping ................................................21
SECTION 4.9. Access and Information .....................................21
SECTION 4.10.Announcements ..............................................21
SECTION 4.11.Confidentiality ............................................21
SECTION 4.12.Release of Personal Guarantees .............................22


                                   ARTICLE V

                             Conditions Precedent
                             --------------------

SECTION 5.1. Conditions to Each Party's Obligation To Effect the Merger..22

(a) No Injunctions or Restraints ........................................22
(b) Indemnification Agreement ...........................................22

SECTION 5.2. Conditions to Obligations of Parent and Merger Subsidiary...22

(a) Representations and Warranties ......................................22
(b) Performance of Obligations of the Company ...........................22
(c) Consents, Amendments and Terminations ...............................23
(d) Opinion of Counsel ..................................................23
(e) Due Diligence .......................................................23
(f) Employment Agreements ...............................................23
(g) Non-Competition Agreements ..........................................23
(h) Affiliates ..........................................................23
(i) Investment Letter ...................................................23
(j) Resignation Letters .................................................23
(k) Other Documents .....................................................23

SECTION 5.3. Conditions to Obligation of the Company.....................23

(a) Representations and Warranties ......................................23
(b) Performance of Obligations of the Parent and Merger Subsidiary. .....24

                                                                        Page
                                                                        ----

(c) Registration Rights Agreement .......................................24
(d) Opinion..............................................................24
(e) Other Documents .....................................................24

                                  ARTICLE VI

                                 Miscellaneous

SECTION 6.1.  Entire Agreement...........................................24
SECTION 6.2.  Descriptive Headings; Certain Interpretations..............24
SECTION 6.3.  Notices....................................................24
SECTION 6.4.  Counterparts...............................................25
SECTION 6.5.  Survival...................................................25
SECTION 6.6.  Benefits of Agreement......................................26
SECTION 6.7.  Amendments and Waivers.....................................26
SECTION 6.8.  Assignment.................................................26
SECTION 6.9.  Enforceability.............................................26
SECTION 6.10. Governing Law..............................................26

Exhibits

A    Form of Indemnification Agreement
B    Form of Opinion of Counsel of the Company
C-1  Form of Grabowski Employment Agreement
C-2  Form of Clutts Employment Agreement
C-3  Form of Greene Employment Agreement
D    Form of Non-Competition Agreement
E    Form of Affiliate Agreement
F    Form of Investment Letter
G    Form of Registration Rights Agreement
H    Form of Opinion of Counsel of Parent and Merger Subsidiary

          Agreement and Plan of Merger dated as of December 31, 1996 among Physician Support Systems, Inc., a Delaware corporation ("Parent"), PSS Revenue Production Management, Inc., a
          Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary"), and Revenue Production Management, Inc., an Illinois corporation (the "Company").
          ----------------------------------------

                                   Introduction
                                   ------------

          The Board of Directors of each of Parent, Merger Subsidiary and the Company, and the stockholders of the Company, each have unanimously approved the merger of Merger Subsidiary into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement. As a result of the Merger, each issued and outstanding share of the Common Stock, par value $1.00 per share (the "Company Common Stock"), of the Company not owned directly or indirectly by Parent or the Company will be converted into the right to receive the consideration provided in this Agreement.

          The parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

          Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          The parties agree as follows:

                                 ARTICLE I

                                 The Merger

          SECTION 1.1.  The Merger.  Upon the terms and subject to the
                        ----------
conditions set forth in this Agreement, and in accordance with the Illinois Business Corporation Act of 1983, as amended ("Illinois Law") and the Delaware General Corporation Law ("Delaware Law"), Merger Subsidiary shall be merged with and into the Company at the Effective Time of the Merger (defined below in Section 1.3). Following the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with Illinois Law and Delaware Law.

          SECTION 1.2.  Closing.  The closing of the Merger (the "Closing") will
                        -------
take place at 10:00 a.m. on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Sections 5.2 and 5.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 5.1, at the offices of Howard, Darby & Levin, 1330 Avenue of the Americas, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "Closing Date").

          SECTION 1.3.  Effective Time.  As soon as practicable following the
                        --------------
satisfaction or waiver of the conditions set forth in Article V, the parties shall file an articles of merger or other appropriate documents in the office of the Illinois Secretary of State (the

"Articles of Merger") and a certificate of merger or other appropriate documents in the office of the Delaware Secretary of State (the "Certificate of Merger") executed in accordance with the relevant provisions of Illinois Law and Delaware Law, respectively, and shall make all other filings or recordings required under Illinois Law and Delaware Law. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Illinois Secretary of State and the Certificate of Merger is duly filed with the Delaware Secretary of State (the time the Merger becomes effective, the "Effective Time of the Merger").

                       SECTION 1.4.      Effects of the Merger.  The Merger
                                         ---------------------
shall have the effects set forth in the Illinois Law and the Delaware Law.

          SECTION 1.5.  Certificate of Incorporation and By-Laws.  (a) The
                        ----------------------------------------
Certificate of Incorporation of the Company as in effect at the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation, until changed or amended.

          (b) The By-Laws of the Company as in effect at the Effective Time of the Merger shall be the By-Laws of the Surviving Corporation, until changed or amended.

          SECTION 1.6.  Directors.  Following the Effective Time of the Merger,
                        ---------
the directors of the Surviving Corporation shall be Raymond E. Clutts, Paul A. Grabowski, David S. Geller, Peter W. Gilson and Hamilton F. Potter III, until the earlier of their resignation or removal or until their successors are duly elected and qualified. As long as Raymond E. Clutts and Paul A. Grabowski are employees of the Surviving Corporation and wish to serve as directors on the Surviving Corporation's Board of Directors, Parent shall take such action as shall be necessary so that such persons are elected to, and not removed from, such Board of Directors; provided that, after the first anniversary of the Effective Time of the Merger, Parent (in its sole discretion) may cause one of such persons to be removed from such Board of Directors.

          SECTION 1.7.  Officers.  The officers of Company at the Effective Time
                        --------
of the Merger shall be officers of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified. In addition, Hamilton F. Potter III, Peter W. Gilson and David S. Geller shall each hold the office of Senior Vice President of the Surviving Corporation and Mr. Geller shall also hold the office of Chief Financial Officer and Assistant Secretary of the Surviving Corporation.

          SECTION 1.8.  Tax-Free Reorganization.  The Merger is intended to be a
                        -----------------------
reorganization within the meaning of Section 368 of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

          SECTION 1.9.  Accounting Treatment.  The business combination to be
                        --------------------
effect by the Merger is intended to be treated for accounting purposes as a "pooling of interests."

                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

          SECTION 2.1.  Effect on Capital Stock.  As of the Effective Time of
                        -----------------------
the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Subsidiary:

        (a)  Capital Stock of Merger Subsidiary.  Each issued and outstanding
             ----------------------------------
share of the capital stock of Merger Subsidiary shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

        (b)  Cancellation of Treasury Stock and Parent-Owned Stock. Each share
             -----------------------------------------------------
of Company Common Stock that is owned by the Company or by any subsidiary (defined in Section 3.1(c)) of the Company and each share of Company Common Stock that is owned by Parent, Merger Subsidiary or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (c)  Conversion of Company Common Stock.  Subject to Section 2.2(f),
             ----------------------------------
each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive (the "Merger Consideration") 315.0485 fully paid and nonassessable shares of Common Stock, par value $.001 per share (the "Parent Common Stock"), of Parent (rounded to the nearest ten-thousandth of a share) (the "Exchange Ratio"). As of the Effective Time of the Merger, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued in exchange therefor upon surrender of such certificate in accordance with Section 2.2(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case, without interest.

        (d)  Adjustment of Exchange Ratio.  If after the date hereof and prior
             ----------------------------
to the Effective Time of the Merger, Parent shall have declared a stock split (including a reverse split) of Parent Common Stock or a dividend payable in Parent Common Stock, or any other distribution of securities or extraordinary dividend (in cash or otherwise) to holders of Parent Common Stock with respect to their Parent Common Stock (including such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction), then the Exchange Ratio referred to in
Section 2.1(c) shall be appropriately adjusted to reflect such stock split or dividend or other distribution of securities.

          SECTION 2.2. Exchange of Certificates.  (a) Parent To Provide Merger
                       ------------------------       ------------------------
Consideration.  Parent shall take all necessary steps to have available promptly
-------------
after the Effective Time of the Merger the certificates representing the shares of Parent Common Stock issuable in exchange for the outstanding shares of Company Common Stock pursuant to Section 2.1 and, from time to time, cash for payment in lieu of fractional shares pursuant to Section 2.2(h).

        (b)  Exchange Procedure.  At or prior to the Effective Time of the
             ------------------
Merger, Parent shall make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration relating to the shares represented by such Certificate or Certificates pursuant to Section 2.1, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration relating to the shares represented by such Certificate or Certificates. Upon surrender of a Certificate for cancellation to Parent or to such agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent or such agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration relating to the shares represented by such Certificate or Certificates into which the shares of Company Common Stock shall have been converted pursuant to Section 2.1, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.2(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. At any time after the Effective Time of the Merger, each Certificate shall be deemed to represent only the right to receive upon surrender the Merger Consideration relating to the shares represented by such Certificate or Certificates into which the shares of Company Common Stock shall have been converted pursuant to Section 2.1, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.2(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case, without interest thereon.

        (c)  Distributions with Respect to Unexchanged Shares. No dividends or
             ------------------------------------------------
other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(f), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(f) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        (d)  No Further Ownership Rights in Common Stock.  All Merger
             -------------------------------------------
Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(f)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

        (e)  No Liability.  If any Certificates shall not have been surrendered
             ------------
prior to six months after the Effective Time of the Merger, the Merger Consideration (and any cash payable pursuant to Section 2.2(c) or 2.2(f)) payable in respect of such Certificates shall be held by Parent, after which time any holders of such Certificates shall look only to Parent for such Merger Consideration (and such cash) in respect of such Certificates. None of Parent, Merger Subsidiary or the Company shall be liable to any person in respect of any Merger Consideration (or any cash payable pursuant to Section 2.2(c) or 2.2(f)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f)  No Fractional Shares.  No certificates or scrip representing
             --------------------
fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by $16.85.


                                  ARTICLE III

                        Representations and Warranties
                        ------------------------------

          SECTION 3.1. Representations and Warranties of the Company The Company
                       ---------------------------------------------
represents and warrants to Parent and Merger Subsidiary as follows:

        (a)  Organization, Standing and Power. The Company (i) is a corporation
             --------------------------------
duly organized, validly existing and in good standing under the laws of the State of Illinois and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and By-Laws and all amendments thereto to the date hereof and has made available to Parent its minute books and stock records. Section 3.1(a) of the disclosure schedule delivered by the Company to Parent and Merger Subsidiary prior to the execution of this Agreement (the "Disclose Schedule") contains (i) a true and correct list of the jurisdictions in which the Company is qualified to do business as a foreign corporation and (ii) a true and correct list of the directors and officers of the Company as of the date of this Agreement and at all times since the last annual meeting of the board of directors and the shareholders of the Company held on February 10, 1996.

        (b)  Authority; Binding Agreements.  The execution and delivery of this
             -----------------------------
Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Company. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby and the Company has duly executed and delivered this Agreement. The stockholders of the Company have unanimously approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the Illinois Law and the Certificate of Incorporation and By-Laws of the Company. This Agreement is the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

        (c)  Capitalization; Equity Interests.  The authorized capital stock of
             --------------------------------
the Company consists of 100,000 shares of Company Common Stock. At the time of execution of this Agreement, 1,000 shares of Company Common Stock were issued and outstanding. Section 3.1(c) of the Disclosure Schedule contains a true and correct list of all of the owners (of record and beneficially) of the issued and outstanding shares of Company Common Stock specifying the number of such shares owned by, and the address of, each such person. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. There are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock of other voting securities of the Company or any securities of the type described in the two immediately preceding sentences. The Company does not have any subsidiaries and, except as set forth in Section 3.1(c) of the Disclosure Schedule, does not own or hold any equity or other security interests in any other entity. For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which ) is owned directly or indirectly by such first person; and a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity (governmental or otherwise).

        (d)  Conflicts; Consents. The execution and delivery of this Agreement,
             -------------------
the consummation of the Merger and the other transactions contemplated hereby and the compliance by the Company with the provisions hereof do not and will not
(i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of the Company, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any material license, franchise, permit, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of the Company's properties or assets, may be bound or affected, except for such conflicts, breaches or defaults as are set forth in
Section 3.1(d) of the Disclosure Schedule, (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Company or any of the Company's properties or assets, except for any such violations that are immaterial to the Company or any of the Company's properties or assets or
(iv) result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets used or held by the Company. No consent or approval by, or any notification of or filing with, any person is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the Merger and the other transactions contemplated hereby except for (i) the filing with the Securities and Exchange Commission (the "SEC") such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the Merger and the other transactions contemplated hereby, (ii) such filings as may be required under state securities or "blue sky" laws in connection with the issuance of the Parent Common Stock in connection with the Merger, (iii) the filing of the Articles of Merger with the Illinois Secretary of State and the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section 3.1(d) of the Disclosure Schedule.

        (e)  Financial Information.  (i)  The following financial statements are
             ---------------------
contained in Section 3.1(e) of the Disclosure Schedule:

        (a) the balance sheets of the Company at December 31, 1994 and 1995 and the related statements of income and retained earnings and cash flows for the two years ended December 31, 1995, compiled by David J. Miller & Associates, LLP, the Company's accountants;

        (b) the balance sheet of the Company at June 30, 1996 and the related statements of income and retained earnings and cash flows for the six months ended June 30, 1996, compiled by David J. Miller & Associates, LLP, the Company's accountants;

        (c) the monthly balance sheets of the Company as of the end of each month commencing January 1, 1996 through the month end prior to the date of this Agreement and the related statement of income for each such month, certified by the chief executive officer and the chief financial officer of the Company,

        (d) a monthly schedule of expenses by category of non-continuing extraordinary expenses commencing January 1, 1996 through the month end prior to the date of this Agreement, and

        (e) an Estimated Closing Date Balance Sheet of the Company as of December 31, 1996, setting forth the Company's best estimate of the Company's balance sheet as of such date.

Except as indicated in Section 3.1(e) of the Disclosure Schedule, all such financial statements have been prepared in conformity with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods and are true, accurate and complete. The balance sheets of the Company as at the dates set forth present fairly the financial position of the Company as at the dates thereof, and the related statements of income and retained earnings and cash flows of the Company for each of the respective specified periods then ended present fairly the results of operations of the Company for each of the respective periods then ended. For the purposes of this Agreement, all financial statements referred to in this paragraph shall include any notes and schedules to such financial statements.

        (ii) There were no liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) in respect of the Company which were required to be, in accordance with GAAP, and were not shown or provided for on the balance sheets of the Company to which such liabilities or obligations related. All reserves established by the Company are reflected on the balance sheets of the Company and are adequate and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such balance sheet.

        (f)  Absence of Changes.  Except as set forth in Section 3.1(f) of the
             ------------------
Disclosure Schedule, since August 1, 1996 in connection with transactions between the Company and the law firm of Grabowski & Clutts, an Illinois partnership ("G&C"), and since December 31, 1995 in all other instances, the Company has been operated in the ordinary course consistent with past practice and there has not been:

        (i) any material adverse change in its condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings, business or prospects;

        (ii) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company, other than obligations under customer contracts, current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

        (iii) any payment, discharge or satisfaction of any claim or obligation of the Company, except in the ordinary course of business and consistent with past practice;

        (iv) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such shares;

        (v) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company;

        (vi) any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset of the Company, except as contemplated by this Agreement, or any sale, assignment, transfer or other disposition of any patents, trademarks, service marks, trade names, copyrights, licenses, franchises, know-how or any other intangible assets;

        (vii) any creation of any claim or other encumbrance on any property of the Company;

        (viii) any write-down of the value of any asset or inventory of the Company or any write-off as uncollectible of any accounts or notes receivable or any portion thereof;

        (ix) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Company;

        (x) any capital expenditure or commitment or addition to property, plant or equipment of the Company;

        (xi) any general increase in the compensation of employees of the Company (including any increase pursuant to any bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, shareholder, director, consultant or agent of the Company having an annual salary or remuneration in excess of $40,000;

        (xii) any material damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company;

        (xiii) any change in the independent public accountants of the Company or in the accounting methods or accounting practices followed by the Company or any change in depreciation or amortization policies or rates;

        (xiv) any agreement or action not otherwise referred to in items (i) through (xiii) above entered into or taken that is material to the Company; or

        (xv) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xiv).

        (g)  Assets, Property and Related Matters; Real Property. (i) The
             ---------------------------------------------------
Company has good title to, or a valid leasehold interest in, as applicable, all of the assets reflected on the financial statements contained in Section 3.1(e) of the Disclosure Schedule, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind. Such assets (A) are in good operating condition and repair, subject to ordinary wear and tear and (B) constitute all of the properties, interests, assets and rights held for use or used in connection with the business and operations of the Company and constitute all those necessary to continue to operate the business of the Company consistent with current and historical practice. All items of personal property owned by the Company with an original cost or book value in excess of $5,000 are listed in Section 3.1(g)(i) of the Disclosure Schedule.

        (ii) Section 3.1(g)(ii) of the Disclosure Schedule sets forth a list and brief description of all real property and of all personal property with an original cost or book value in excess of $5,000 owned or leased by the Company together with a brief description of (A) all buildings and other structures and material improvements located on such real property, (B) the use to which such property is being employed or, if not in use, for which it was intended, (C) the name of the lessor and requirement of consent of the lessor to assignment and
(D) the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options under such leases. The Company does not own any real property. With respect to property leased by the Company,
(I) the Company is the owner and holder of all the leasehold interests and estates purported to be granted by such leases, (II) all leases to which the Company is a party are in full force and effect and constitute valid and binding obligations of the Company and, to the knowledge of the Company, of the other parties thereto, enforceable in accordance with their terms and (III) the Company has made available to Parent true and complete copies of all leases referred to in Section 3.1(g)(ii) of the Disclosure Schedule. There exists no default, or any event which upon notice or the passage of time, or both, would give rise to any default, in the performance by the Company or by any lessor under any lease. The Company has not, and to the knowledge of the Company, no other person has, granted any oral or written right to anyone other than the Company to lease, sublease or otherwise occupy any of the properties described in Section 3.1(g)(ii) of the Disclosure Schedule through the end of the applicable lease periods.

        (iii) The real estate listed in Section 3.1(g)(ii) of the Disclosure Schedule and all appurtenances and improvements, as used, constructed or maintained by the Company at any time, conform in all material respects to applicable Federal, state, local and foreign laws and regulations. To the knowledge of the Company, the use of the buildings and structures located on such real property or any appurtenances or equipment does not violate any restrictive covenants or encroach on any property owned by others. No condemnation proceeding is pending or, to the knowledge of the Company, threatened which would preclude or impair the use of any such property by the Company for the uses for which they are intended.

        (h)  Patents, Trademarks and Similar Rights.  The Company owns or
             --------------------------------------
licenses all patents, trademarks, service marks, trade names and copyrights, in each case registered or unregistered, inventions, software (including documentation and object and source code listings), know-how, trade secrets and other intellectual property rights (collectively, the "Intellectual Property") used in its business as presently conducted. Section 3.1(h) of the Disclosure Schedule contains a list of all Intellectual Property owned and used by the Company and any Intellectual Property which is licensed for use by others. To the knowledge of the Company, no Intellectual Property infringes any rights owned or held by any other person. There is no pending or, to the knowledge of the Company, threatened claim or litigation against the Company contesting its right exclusively to use any Intellectual Property. To the knowledge of the Company, no person is infringing the rights of the Company in any Intellectual Property. To the knowledge of the Company, no product or service sold by the Company violates or infringes any intellectual property right owned or held by any other person. To the knowledge of the Company, in the case of commercially available "shrink-wrap" software programs (such as Lotus 1-2-3), neither the Company nor any of its employees has made or is using any unauthorized copies of any such software programs at any Company location.

        (i)  Insurance.  Section 3.1(i) of the Disclosure Schedule contains a
             ---------
true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance held by the Company. True and complete copies of such policies have been delivered to Parent. All insurance policies are in the name of the Company, outstanding and in full force and effect, all premiums with respect to such policies are currently paid and such policies will not be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement. The Company has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. No claim under any such policy is pending, other than claims made in the ordinary course of business.

        (j)  Agreements, Etc.  Section 3.1(j) of the Disclosure Schedule
             ---------------
contains a true and complete list and brief description of all written or oral contracts, agreements and other instruments to which the Company is a party (i) relating to indebtedness for money borrowed or capital leases, (ii) of duration of six months or more from the date hereof and not cancelable without penalty on 30 days or less notice, (iii) relating to commitments in excess of $10,000, (iv) relating to the employment or compensation of any director, officer, employee, consultant or other agent of the Company, (v) relating to the sale or other disposition of any assets, properties or rights, (vi) relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property, (vii) between the Company and any shareholder of the Company or affiliates of any shareholder of the Company, (viii) that restricts the operation of the Company anywhere in the world or (ix) that is otherwise material to the Company or entered into other than in the ordinary course of business. The Company is not in default under any such agreement or instrument where such default could, singly or in the aggregate with defaults under other agreements or instruments, have a material adverse effect on the business, operations or condition of the Company, and, to the knowledge of the Company, all such agreements or instruments are in full force and effect. The Company has furnished to Parent true and complete copies of all documents described in
Section 3.1(j) of the Disclosure Schedule.

        (k)  Litigation, Etc.  Except as set forth in Section 3.1(k) of the
             ---------------
Disclosure Schedule, there have not been for the past five years, nor are there, any suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of the Company, pending or, to the knowledge of the Company, threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality. There have not been for the past five years, nor are there, any judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company or any of its assets or properties.

        (l)  Compliance; Governmental Authorizations.  (i)  The Company has
             ---------------------------------------
complied and is in compliance in all material respects with all Federal, state, local and foreign laws, ordinances, regulations, interpretations and orders (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to the Company. The Company has all Federal, state, local and foreign governmental licenses and permits necessary to conduct its business as presently being conducted, which licenses and permits are set forth in Section 3.1(l) of the Disclosure Schedule. Such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending or, to the knowledge of the Company, threatened, to revoke or limit any thereof, and the Company does not know of any basis for any such proceeding.

        (ii) There are no conditions relating to the Company or relating to the Company's ownership, use or maintenance of any real property previously owned or operated by the Company or any of its present or past affiliates, and the Company does not know or have reason to know of any such condition in respect of such real property not related to the ownership, use or maintenance, that could lead to any liability for violation of any Federal, state, county or local laws, regulations, orders or judgments relating to pollution or protection of the environment or any other applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements. The Company has received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in compliance in all material respects with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements.

        (m)  Labor Relations; Employees.  (i)  Within the last five years,
             --------------------------
the Company has not experienced any labor disputes with, or any work stoppages by, a group of employees due to labor disagreements and, to the knowledge of the Company, there is no such dispute or work stoppage threatened against the Company. No employee of the Company is represented by any union or collective bargaining agent and, to the knowledge of the Company, there has been no union organizational effort in respect of any employees of the Company within the past five years.

        (ii) Section 3.1(m)(ii) of the Disclosure Schedule contains a list and a brief, general description of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), under which the Company has any current or future obligation or liability or under which any employee or former employee (or beneficiary of any employee or former employee) of the Company has or may have any current or future right to benefits (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a "Plan"). The Company has delivered to Parent true and complete copies of (A) each Plan, (B) the summary plan description for each Plan and (C) the latest annual report, if any, which has been filed with the IRS for each Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986 (the "Code") has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Plan adversely affects its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan.

        (iii) No Plan is subject to the provisions of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No Plan is subject to Title IV of ERISA. During the past five years, neither the Company nor any business or entity controlling, controlled by, or under common control with the Company contributed to or was obliged to contribute to an employee pension plan that was subject to Title IV of ERISA.

        (iv) There are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to the knowledge of the Company, threatened, with respect to any Plan or the assets of any Plan, and the Company has no knowledge of any facts which could give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). The Company has satisfied all funding, compliance and reporting requirements for all Plans. With respect to each Plan, the Company has paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the financial information in Section 3.1(e) of the Disclosure Schedule.

        (v) Except as described in Section 3.1(m)(ii) of the Disclosure Schedule, no Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. No Plan covers any individual other than an employee of the Company, other than dependents of employees under health and child care policies listed in Section 3.1(m)(ii) of the Disclosure Schedule and delivered to Parent.

        (vi) The consummation of the transactions contemplated by this Agreement will not (A) entitle any employee of the Company to severance pay or termination benefits for which Parent or any of its affiliates may become liable, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee for which Parent or any of its affiliates may become liable or
(C) obligate Parent or any of its affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any employee, consultant or agent of the Company for periods before the Closing Date (other than any compensation, expense reimbursement, sick leave, vacation, 401(k) matching or company contribution, payments relating to automobile allowances or vehicle leases or other similar employee benefit owed or accrued by the Company in the ordinary course of business) or for personnel whom Parent does not actually employ.

        (vii) The Company has made no representations or warranties (whether written or oral, express or implied) contractually or otherwise to any client or customer of the Company that Company's employees rendering services to such client or customer are not "leased employees" (within the meaning of Section 414(n) of the Code) or that such employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a "Pension Benefit Plan") of such client or customer of the Company relating either to (A) providing benefits to employees of the Company under a Pension Benefit Plan of the Company or (B) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of employees of the Company.

        (n)  Accounts Receivable.  Section 3.1(n) of the Disclosure Schedule
             -------------------
contains a true aged list of unpaid accounts and notes receivable owing to the Company as of the month end prior to the date of this Agreement, all of which, to the Company's knowledge, are collectible in the ordinary course of business.

        (o)  Customers.  Section 3.1(o) of the Disclosure Schedule contains
             ---------
(i) a true and complete list of the customers of the Company for each of the years ended December 31, 1994 and 1995 and the period beginning January 1, 1996 and ended the month end prior to the date of this Agreement and, as of the date hereof, any additions or deletions of customers from the month end prior to the date of this Agreement, (ii) a true and correct description of the effective date and expiration date and history of renewals for and commission revenue generated under contracts with each of the customers of the Company listed on
Section 3.1(o) of the Disclosure Schedule, (iii) a true and complete list of all contracts pursuant to which the Company provides goods or services to its customers (the "Client Contracts") and (iv) a true and correct description of
(A) the terms and conditions of each verbal Client Contract, (B) any and all disputes or defaults arising under or with respect to the Client Contracts which could reasonably be expected to result in a client's termination of its contract with the Company or claim for damages, and (C) all loans or advances made by the Company to or on behalf of its customers, which description includes the date of such loan or advance and the principal balance outstanding as of the date of this Agreement under each such loan or advance. To the Company's knowledge, the Client Contracts are valid and enforceable in accordance with their respective terms with respect to the Company, and are valid and enforceable in accordance with their respective terms with respect to any other party thereto. To the Company's knowledge no customer of the Company intends to terminate, fail to renew or adversely modify any relationship with the Company.

        (p)  Accounts Payable.  Section 3.1(p) of the Disclosure Schedule
             ----------------
contains a true and complete list of all accounts payable of the Company as of the date hereof.

        (q)  Related Party Transactions.  Except as set forth in Section 3.1(q)
             --------------------------
of the Disclosure Schedule, no current or former partner, director, officer, employee or shareholder of the Company or any associate or affiliate (as defined in the rules promulgated under the Exchange Act) thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during (x) in the case of transactions between the Company and G&C, the period beginning on August 1, 1996 and ending on the date hereof and (y) in all other cases, the period beginning on January 1, 1996 and ending on the date hereof has been, (i) a party to any transaction with the Company (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate) or (ii) to the knowledge of the Company, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of the Company, nor does any such person receive income from any source other than the Company which relates to the Company's business or should properly accrue to the Company.

        (r)  Billing and Collection Practices.  (i) The current practices and
             --------------------------------
procedures of the Company with respect to (A) billing on behalf of customers,
(B) receiving and processing Medicare and Medicaid payments due to customers,
(C) holding and transfer of such payments and (D) the method of determining and collecting the fees received by the Company for services provided by providers and physicians participating in the Medicare or Medicaid programs are not in violation in any material respect of the restriction on assignment as set forth in 42 U.S.C. Section 1395g(c), 42 U.S.C. Section 1395u(b)(6) and 42 U.S.C.
Section 1396(a)(32), and the regulations promulgated thereunder or similar provisions of any state Medicaid program.

        (ii) The Company is not engaged in any activity, whether alone or in concert with one or more of its clients, which would constitute a violation in any material respect of any Federal laws or of the laws of any state where the Company does business or otherwise applicable to the Company (including (A) Federal antifraud and abuse or similar laws pertaining to Medicare, Medicaid, or any other Federal health or insurance program, (B) state laws pertaining to Medicaid or any other state health or insurance program, (C) state or Federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or to insurance fraud, and (D) Federal and state laws relating to collection agencies and the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care services, the billing for such services provided to a beneficiary of any state, Federal or health or insurance program or credit collection services. Without limiting the generality of the foregoing, the Company has not, directly or indirectly, paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which the Company knows or has reason to believe to have been illegal under 42 U.S.C. Section 1320a-7b(b) or any similar state law.

        (s)  Tax Matters.  The Company is a "small business corporation" and has
             -----------
maintained a valid election to be an "S" corporation under Subchapter S of the Code, and the equivalent provisions of all applicable state income tax statutes since January, 1994. All Federal, state, local and foreign tax returns and tax reports for periods ending on or prior to the Closing Date by the Company have been or will be filed, or a valid request for extension has been or will be filed with respect thereto, on a timely basis (including any extensions) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All such returns and reports are and will be true, correct and complete in all material respects. All Federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings of tax) due from and payable by the Company on or prior to the Closing Date have been fully paid on a timely basis. The Company is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction. The books and records maintained by the Company fully reflect accrued liabilities for all taxes which have accrued but are not yet payable and that the Company, an "S" corporation, is required to accrue. The Company files its federal and state corporate income tax returns using the cash basis method of accounting. All tax liabilities resulting from a change in method of accounting of the Surviving Corporation after the Closing will become the liability of Parent or the Surviving Corporation. The books and records maintained by the Company are reported under the accrual basis method of accounting. No issues have been raised in writing by the Internal Revenue Service (the "IRS") or any other taxing authority in connection with any tax return or report filed by the Company and there are no issues which, either individually or in the aggregate, could result in any liability for tax obligations of the Company relating to periods ending on or before December 31, 1995 in excess of the accrued liability for taxes shown on the financial statements contained in Section 3.1(e)(i) of the Disclosure Schedule. No waivers of statutes of limitations have been given or requested with respect to the Company. No material differences exist between the amounts of the book basis and the tax basis of assets that are not accounted for by an accrual on the books of the Company for Federal income tax purposes. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company, and the IRS has proposed no adjustment or change in accounting method. The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. All transactions or methods of accounting that could give rise to an understatement of Federal income tax (within the meaning of Section 6661 of the Code for tax returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for tax returns filed after December 31, 1990) have been adequately disclosed on the tax returns in accordance with Section 6661(b)(2)(B) of the Code for tax returns filed on or prior to December 31, 1990, and in accordance with Section 6662(d)(2)(B) of the Code for tax returns filed after December 31, 1990. The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code. The Company has complied (and until the Closing will comply) in all material respects with all applicable laws relating to the payment and withholding of taxes (including withholding and reporting requirements under Section 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other laws) and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required. No indebtedness of the Company is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

        (t)  Disclosure.  Except as set forth in Section 3.1(t) of the
             ----------
Disclosure Schedule, there have been no events, transactions or information relating to the Company which have come to the attention of the Company which could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings, business or prospects of the Company, other than general events prevailing throughout the medical billing and accounts receivable management services industry which similarly affect firms that directly compete in such industry. To the Company's knowledge, no representation or warranty of the Company contained in this Agreement, and no statement contained in any certificate, schedule, annex, list or other writing furnished to Parent, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

        (u)  Bank Accounts; Powers-of-Attorney.  (i) Section 3.1(u) of the
             ---------------------------------
Disclosure Schedule contains a true and complete list of (A) all bank accounts and safe deposit boxes of the Company and all persons who are signatories thereunder or who have access thereto and (B) the names of all persons holding general or special powers-of-attorney from the Company and a summary of the terms thereof.

        (ii) The Company has at all times held all customer funds in escrow or custody accounts with the banking institutions listed in Section 3.1(u) of the Disclosure Schedule and has maintained adequate accounting and security measures to ensure the proper collection, maintenance and disbursement of such funds. To the Company's knowledge, there have been no improper withdrawals or uses of customer funds held in such accounts.

        (v)  Accounting Matters.  To the Company's knowledge, (i) the Company is
             ------------------
autonomous and has not been a subsidiary of another enterprise within three years of the date of this Agreement, (ii) the Company has not changed the equity interest of its voting capital stock in contemplation of effecting the Merger within three years of the date of this Agreement, and, in connection with the foregoing, the Company has not during such period made distributions to stockholders (other than distributions disclosed in the Disclosure Schedule), and has not issued, exchanged or retired its voting capital stock in contemplation of the Merger, and (iii) the Company has not within three years of the date of this Agreement reacquired any shares of its voting capital stock.

        (w)  Brokers.  Except as set forth in Section 3.1(w) of the Disclosure
             -------
Schedule, no agent, broker, investment banker, person or firm acting on behalf of the Company or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

          SECTION  3.2.  Representations and Warranties by Merger Subsidiary and
                         -------------------------------------------------------
Parent. Merger Subsidiary and Parent jointly and severally represent and warrant
------
to the Company as follows:

        (a)  Organization, Standing and Power.  Each of Merger Subsidiary and
             --------------------------------
Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted. Parent has provided the Company with complete and correct copies of its and Merger Subsidiary's Certificate of Incorporation and By-Laws.

        (b)  Authority; Binding Agreements.  The execution and delivery of this
             -----------------------------
Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby and each of Parent and Merger Subsidiary has duly executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation of each of Parent and Merger Subsidiary enforceable against such party in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

        (c)  Conflicts; Consents. The execution and delivery of this Agreement,
             -------------------
the consummation of the Merger and the other transactions contemplated hereby and compliance by Parent and Merger Subsidiary with the other provisions hereof do not and will not (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of Parent or Merger Subsidiary, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any material license, franchise, permit, agreement or other instrument or obligation to which Parent or Merger Subsidiary is a party, or by which Parent or Merger Subsidiary or Parent's or Merger Subsidiary's properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing, or (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to Parent or Merger Subsidiary or Parent's or Merger Subsidiary's properties or assets, except for any such violations that are immaterial to Parent or Merger Subsidiary or any of Parent's or Merger Subsidiary's properties or assets. No consent or approval by, or any notification of or filing with, any person is required in connection with the execution, delivery and performance by Parent or Merger Subsidiary of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for (i) the filing with the SEC such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) such filings as may be required under state securities or "blue sky" laws in connection with the issuance of the Parent Common Stock in connection with the Merger, and (iii) the filing of the Articles of Merger with the Illinois Secretary of State and the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

        (d)  Capitalization.  The authorized capital stock of Parent consists of
             --------------
100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock. At the close of business on December 27, 1996, (i) 8,841,053 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 393,500 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of Parent Common Stock and (iv) 546,250 shares of Parent Common Stock were reserved for issuance upon exercise of employee stock options that are not outstanding but may be issued in the future under Parent's 1996 Stock Option Plan. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding commitments, agreements, arrangements or undertakings of any kind obligating Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of Parent or any of its subsidiaries. As of the date of this Agreement, the authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any liens.

        (e)  SEC Documents; Financial Statements; No Undisclosed Liabilities.
             ---------------------------------------------------------------
Parent has filed all required reports, forms and other documents with the SEC since the filing of Parent's Registration Statement on Form S-1 for the initial public offering of Parent Common Stock on December 21, 1995 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be state therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments not material in scope or amount). Except as set forth in the Parent Filed SEC Documents (defined in Section 3.2(f)), neither Parent nor any of its subsidiaries has any material liabilities or obligations required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Parent and its subsidiaries taken as a whole.

        (f)  Absence of Certain Changes or Events.  Except as disclosed in the
             ------------------------------------
Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Parent Filed SEC Documents"), since the date of the most recent financial statements contained in the Parent Filed SEC Documents, there has not been any material adverse change in Parent and its subsidiaries taken as a whole.

        (g)  Litigation, Etc.  Except as disclosed in the Parent Filed SEC
             ---------------
Documents, there are no suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of Parent or any of its subsidiaries, pending or, to the knowledge of Parent, threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Parent and its subsidiaries taken as a whole.

        (h)  Compliance; Governmental Authorizations.  Except as disclosed in
             ---------------------------------------
the Parent Filed SEC Documents, Parent has complied and is in compliance in all material respects with all Federal, state, local and foreign laws, ordinances, regulations, interpretations and order (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to Parent. Parent has all Federal, state, local and foreign governmental licenses and permits necessary to conduct its business as presently being conducted. Such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending, or, to the knowledge of Parent, threatened, to revoke or limit any thereof, and the Seller does not know of any basis for any such proceeding.

        (i)  Accounting Matters.  To the knowledge of Parent after due inquiry,
             ------------------
neither Parent nor any of its affiliates has taken or agreed to take any action that, without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates, would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

        (j)  Billing and Collection Practices.  (i) The current practices and
             --------------------------------
procedures of PSS with respect to (A) billing on behalf of customers, (B) receiving and processing Medicare and Medicaid payments due to customers, (C) holding and transfer of such payments and (D) the method of determining and collecting the fees received by PSS for services provided by providers and physicians participating in the Medicare or Medicaid programs are not in violation in any material respect of the restriction on assignment as set forth in 42 U.S.C. Section 1395g(c), 42 U.S.C. Section 1395u(b)(6) and 42 U.S.C.
Section 1396(a)(32), and the regulations promulgated thereunder or similar provisions of any state Medicaid program.

        (ii) PSS is not engaged in any activity, whether alone or in concert with one or more of its clients, which would constitute a violation in any material respect of any Federal laws or of the laws of any state where PSS does business or otherwise applicable to PSS (including (A) Federal antifraud and abuse or similar laws pertaining to Medicare, Medicaid, or any other Federal health or insurance program, (B) state laws pertaining to Medicaid or any other state health or insurance program, (C) state or Federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or to insurance fraud, and (D) Federal and state laws relating to collection agencies and the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care services, the billing for such services provided to a beneficiary of any state, Federal or health or insurance program or credit collection services. Without limiting the generality of the foregoing, PSS has not, directly or indirectly, paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which PSS knows or has reason to believe to have been illegal under 42 U.S.C. Section 1320a-7b(b) or any similar state law.

        (k)  Brokers.  No agent, broker, investment banker, person or firm
             -------
acting on behalf of Parent or Merger Subsidiary or under the authority of Parent or Merger Subsidiary is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

                                  ARTICLE IV

                             Additional Agreements
                             ---------------------

        SECTION 4.1. Expenses.  Each of Parent and Merger Subsidiary shall pay
                     --------
its own fees, costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, including, without limitation, the fees, costs and expenses of its financial advisors, accountants and counsel. Parent shall pay the first $125,000 of the Company's fees, costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, including, without limitation, the reasonable fees, costs and expenses of its financial advisors, accountants and counsel. To the extent that the Company's fees, costs and expenses exceed $125,000, such excess shall be for the account of, and paid by, the stockholders of the Company.

        SECTION 4.2. Conduct of Business.  (a)  From the date hereof until the
                     -------------------
Effective Time of the Merger, except as otherwise consented to by Parent in writing, the Company shall operate its business only in the ordinary course of business consistent with past practice.

        (b) Without limiting the generality of the foregoing, the Company shall not, without the prior written consent of Parent, directly or indirectly, cause or permit any state of affairs, action or omission described in clauses (i) through (xv) of Section 3.1(f).

        SECTION 4.3. Affiliates.  The Company shall list in Section 4.3 of the
                     ----------
Disclosure Schedule all persons who are "affiliates" of the Company for purposes of the SEC's Accounting Series Releases concerning "pooling of interests" treatment for business combinations, which list shall include all of the Company's directors, executive officers and stockholders.

        SECTION 4.4. Agreements of Parent Affiliates.  Prior to the Effective
                     -------------------------------
Time of the Merger, Parent will use its reasonable efforts to obtain the execution of agreements with respect to the sale of Parent Common Stock with each person who is an "affiliate" of Parent for purposes of compliance with pooling restrictions.

        SECTION 4.5. Nasdaq.  Prior to the Effective Time of the Merger, Parent
                     ------
shall use all reasonable efforts to have the Parent Common Stock to be issued in the Merger approved for listing on the Nasdaq National Market, subject to official notice of issuance.

        SECTION 4.6. Intentionally Omitted.

        SECTION 4.7. Further Assurances.  Each of the parties hereto agrees to
                     ------------------
use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article V hereof are satisfied, insofar as such matters are within the control of any of them. In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes.

        SECTION 4.8. No Shopping.  From the date hereof until the date this
                     -----------
Agreement is terminated in accordance with Section 6.2, neither the Company nor any partner, director, officer or shareholder of the Company will, directly or indirectly, solicit or initiate, enter into or conduct, discussions concerning, or exchange information (including by way of furnishing information concerning the business of the Company) or enter into any negotiations concerning, or respond to any inquiries or solicit, entertain or agree to any proposals for, the acquisition of the assets of, or any substantial part thereof, or a merger involving, the Company or the transfer of all or a substantial part of the capital stock or partnership interest of the Company to any person other than Parent. In addition, during such time period, the Company shall not authorize, direct or knowingly permit any employee or agent to do any of the foregoing and the Company shall notify Parent of the identity of any person who approaches the Company with respect to any of the foregoing.

        SECTION 4.9. Access and Information.  From the date hereof until the
                     ----------------------
first to occur of the Closing Date and the termination of this Agreement, the Company shall permit Parent and its representatives to make such investigation of the business, operations and properties of the Company as Parent deems necessary or desirable in connection with the transactions contemplated hereby. Such investigation shall include, without limitation, access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of and the properties, books, records and commitments of the Company. The Company shall furnish Parent and its representatives with such financial, operating and other data and information, and copies of documents with respect to its business or any of the transactions contemplated hereby, as Parent shall from time to time request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times. Such access and information shall not in any way affect or diminish any of the representations or warranties hereunder.

        SECTION 4.10.  Announcements.  The parties hereto agree that they will
                       -------------
advise and confer with each other prior to the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated hereby.

        SECTION 4.11.  Confidentiality.  (a)  Until Closing, Parent, Merger
                       ---------------
Subsidiary and the Company each agree that all financial or other information about Parent, Merger Subsidiary or the Company, or other information of a confidential or proprietary nature, disclosed to the other at any time in connection with the proposed transaction shall be kept confidential by the party receiving such information and shall not be disclosed to any person or used by the receiving party (other than to its agents or employees or in connection with the transactions contemplated by this Agreement) except: (i) with the prior written consent of the disclosing party; (ii) as may be required by applicable law, regulation, court process or by obligations pursuant to any listing agreement with any national securities exchange (including the Nasdaq National Market); (iii) such information which may have been acquired or obtained by such party (other than through disclosure by the other party in connection with the transaction contemplated by this Agreement); or (iv) such information which is or becomes generally available to the public other than as a result of a violation of this provision.

        (b) In the event of a breach or threatened breach by any party of the provisions of this Section, the non-breaching party shall be entitled to an injunction restraining such party from such breach. Nothing contained in this paragraph (b) or elsewhere in this Agreement shall be construed as prohibiting the non-breaching party from pursuing any other remedies available at law or equity for such breach or threatened breach of this Agreement nor limiting the amount of damages recoverable in the event of a breach or threatened breach by any party of the provisions of this Section.

        SECTION 4.12.  Release of Personal Guarantees.  The Surviving
                       ------------------------------
Corporation and Parent will use their respective reasonable efforts to obtain releases of the obligations of, and the personal guarantees executed by, the stockholders of the Company, which obligations and guarantees are set forth in
Section 4.12 of the Disclosure Schedule. The Surviving Corporation and Parent agree to indemnify each stockholder of the Company and hold each of them harmless from and against any loss or reasonable expense (including reasonable fees and expenses of counsel) suffered or incurred by any of them resulting from the obligations and guarantees set forth on Section 4.12 of the Disclosure Schedule. To the extent such obligations or guarantees are called upon, the Surviving Corporation and Parent will indemnify the stockholders of the Company dollar for dollar for such amounts actually paid by such persons under such obligations and guarantees and only for so long as such obligations and guarantees remain in effect.

                                   ARTICLE V

                             Conditions Precedent
                             --------------------

        SECTION 5.1. Conditions to Each Party's Obligation To Effect the Merger.
                     ----------------------------------------------------------
The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)  No Injunctions or Restraints. No temporary restraining order,
             ----------------------------
preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; no proceeding or lawsuit shall have been commenced by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

        (b)  Indemnification Agreement.  The Indemnification Agreement, in the
             -------------------------
form of Exhibit A, shall have been duly executed and delivered by the parties thereto.

        SECTION 5.2. Conditions to Obligations of Parent and Merger Subsidiary.
                     ---------------------------------------------------------
The obligations of Parent and Merger Subsidiary to effect the Merger are further subject to the following conditions:

        (a)  Representations and Warranties.  The representations and warranties
             ------------------------------
of the Company set forth in the Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

        (b)  Performance of Obligations of the Company.  The Company shall have
             -----------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

        (c)  Consents, Amendments and Terminations.  Parent shall have received
             -------------------------------------
duly executed and delivered copies of all waivers, consents, terminations and approvals contemplated by Section 3.1(d) and Sections 3.1(d) and 3.1(j) of the Disclosure Schedule, all in form and substance reasonably satisfactory to Parent.

        (d)  Opinion of Counsel.  Parent shall have received the opinion dated
             ------------------
the Closing Date of Skwarek & Associates, Ltd., counsel to the Company, substantially in the form of Exhibit B.

        (e) Due Diligence. Parent and its representatives shall have completed a
            -------------
due diligence review of the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, billings, revenues, earnings, business and prospects of, and any other matters relating to, the Company, and the results of such due diligence shall be satisfactory to Parent in its sole discretion.

        (f) Employment Agreements. Each of Paul A. Grabowski, Raymond E. Clutts
            ---------------------
and Neil J. Greene shall have duly executed and delivered to Parent an Employment Agreement, in substantially the form of Exhibits C-1 (the "Grabowski Employment Agreement"), C-2 (the "Clutts Employment Agreement") and C-3 (the "Greene Employment Agreement" and, together with the Grabowski Employment Agreement and the Clutts Employment Agreement, the "Employment Agreements"), respectively.

        (g) Non-Competition Agreements. Each of the stockholders of the Company
            --------------------------
shall have executed and delivered to Parent a Non-Competition Agreement, in the form of Exhibit D.

        (h) Affiliates. Each person who is listed as an affiliate of the Company
            ----------
in Section 4.3 of the Disclosure Schedule shall have executed and delivered to Parent an Affiliates Agreement, in the form of Exhibit E.

        (i) Investment Letter. Each of the stockholders of the Company shall
            -----------------
have executed and delivered to Parent an Investment Letter, in the form of Exhibit F.

        (j) Resignation Letters. Each director of the Company who is not to
            -------------------
serve as a director of the Surviving Corporation pursuant to Section 1.6 shall have tendered to Parent his resignation from such position, effective immediately following the Closing Date.

        (k) Other Documents. Parent and Merger Subsidiary shall have received
            ---------------
such other documents, certificates or instruments as they may reasonably request.

        SECTION 5.3. Conditions to Obligation of the Company. The obligations of
                     ---------------------------------------
the Company to effect the Merger are further subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties
            ------------------------------
of Parent and Merger Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger

Subsidiary by the chief executive officer (or the chief operating officer) and the chief financial officer of such entity to such effect.

        (b) Performance of Obligations of the Parent and Merger Subsidiary. Each
            --------------------------------------------------------------
of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Subsidiary by the chief executive officer (or the chief operating officer) and the chief financial officer of such entity to such effect.

        (c) Registration Rights Agreement. Parent shall have entered into the
            -----------------------------
Registration Rights Agreement with the stockholders of the Company, in the form of Exhibit G.

        (d) Opinion. The Company shall have received an opinion dated the
            -------
Closing Date from Howard, Darby & Levin, counsel to Parent, in the form of Exhibit H.

        (e) Other Documents. The Company shall have received such other
            ---------------
documents, certificates or instruments as it may reasonably request.

                                  ARTICLE VI

                                 Miscellaneous
                                 -------------

        SECTION 6.1. Entire Agreement. This Agreement and the schedules and
                     ----------------
exhibits hereto contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties.

        SECTION 6.2. Descriptive Headings; Certain Interpretations. (a)
                     ---------------------------------------------
Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        (b) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference to generally accepted accounting principles refers to United States generally accepted accounting principles; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement.

        SECTION 6.3. Notices. All notices, requests and other communications to
                     -------
any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Parent or Merger Subsidiary, to:

         Physician Support Systems, Inc.
         Route 230 and Eby-Chiques Road
         P.O. Box 36
         Mt. Joy, Pennsylvania 17552
         Telecopy:    717-653-0567
         Attention:   Peter W. Gilson
                      Hamilton F. Potter III
                      David S. Geller

with a copy to:

         Howard, Darby & Levin
         1330 Avenue of the Americas
         New York, New York  10019
         Telecopy:    212-841-1010
         Attention:   Scott F. Smith, Esq.

If to the Company to:

         Revenue Production Management, Inc.
         2020 Dempster Plaza
         Evanston, Illinois  60202-1017
         Telecopy:  847-866-8011
         Attention:  Paul A. Grabowski

with a copy to:

         Skwarek & Associates, Ltd.
         One Tower Lane, Suite 1700
         Oakbrook Terrace, Illinois  60181
         Telecopy:    630-574-0939
         Attention:   Wayne M. Skwarek, Esq.

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

        SECTION 6.4. Counterparts. This Agreement may be executed in any number
                     ------------
of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        SECTION 6.5. Survival. All representations and warranties, agreements
                     --------
and covenants contained herein or in any document delivered pursuant hereto or in connection herewith (unless otherwise expressly provided herein or therein) shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date (the "Expiration Date").

        SECTION 6.6. Benefits of Agreement. All of the terms and provisions of
                     ---------------------
this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party, except for the provisions of Article II.

        SECTION 6.7. Amendments and Waivers. This Agreement may be amended by
                     ----------------------
the parties at any time before or after any required approval of the transactions contemplated by this Agreement by the shareholders of the Company; provided, however, that, after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        SECTION 6.8. Assignment. This Agreement and the rights and obligations
                     ----------
hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto. Any instrument purporting to make such assignment shall be void.

        SECTION 6.9. Enforceability. It is the desire and intent of the parties
                     --------------
hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

        SECTION 6.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND
                      -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

Attest                                PHYSICIAN SUPPORT SYSTEMS, INC.



By:  /s/ Mortimer Berkowitz III       By:  /s/ David S. Geller
     --------------------------            ---------------------------------
  Name:  Mortimer Berkowitz III            Name:  David S. Geller
  Title:  Director                         Title:  Senior Vice President and
                                                   Chief Financial Officer


Attest                                PSS REVENUE PRODUCTION MANAGEMENT, INC.



By:  /s/ Mortimer Berkowitz III       By:  /s/ David S. Geller
     --------------------------            ---------------------------------
  Name:  Mortimer Berkowitz III            Name:  David S. Geller
  Title:  Director and                    Title:  Vice President, Secretary
          Assistant Secretary                     and Assistant Treasurer


Attest                                REVENUE PRODUCTION MANAGEMENT, INC.



By:  /s/ Paul A. Grabowski            By:  /s/ Raymond E. Clutts
    ---------------------------           -----------------------
   Name:  Paul A. Grabowski             Name:  Raymond E. Clutts
   Title:  Secretary                    Title:  President